Exhibit 23.8

October 21, 2011

Board of Directors

Nalco Holding Company

1601 West Diehl Road

Naperville, IL  60563-1198

Re:        Amendment No. 2 to the Registration Statement on Form S-4 of Ecolab Inc. filed on October 21, 2011

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 19, 2011, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of Nalco Holding Company (the “Company”) of the Aggregate Consideration (as defined in the foregoing opinion letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 19, 2011, by and among Ecolab, Inc. (“Ecolab”), Sustainability Partners Corporation, a wholly owned subsidiary of Ecolab, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that the Company has determined to include our opinion in the above-referenced Amendment No. 2 to the Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—The Merger—Opinion of Nalco’s Financial Advisor,” “Risk Factors—Risk Factors Relating to the Merger—The fairness opinions obtained by the boards of directors of Ecolab and Nalco from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger,” “The Merger—Background of the Merger,” “The Merger—Nalco’s Reasons for the Merger; Recommendation of the Nalco Board of Directors,” and “The Merger—Opinion of Nalco’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Amendment No. 2 to the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Amendment No. 2 to the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amendment No. 2 to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)